                                                            EXHIBIT 1.A. (11)(d)



              SUPPLEMENT TO MERRILL LYNCH LIFE INSURANCE COMPANY'S
                  ISSUANCE, TRANSFER AND REDEMPTION PROCEDURES
     FOR POLICIES PURSUANT TO RULE 6e-2(b)(12)(ii) AND RULE 6e-3(T)(b)(12)


                     This document supplements the administrative procedures that will be followed by Merrill Lynch Life Insurance Company ("Merrill Lynch") in connection with the issuance of variable life insurance policies (the "Policies") issued through the Merrill Lynch Variable Life Separate Account or the Merrill Lynch Life Variable Life Separate Account II (the "Accounts"), the transfer of assets held under the Policies, and the redemption by owners of their interests in the Policies.

A.         Premium Processing  (File Nos. 33-41829 and 33-41830)

                     Planned payments received on the day prior to a due date will be credited on the due date to facilitate compliance with the 7-pay test; planned payments received more than twenty-four hours prior to a due date will be returned to the contract owner with instructions for timing planned payments to facilitate compliance with the 7-pay test. This delay in crediting planned premiums is intended to ensure that the 7-pay test continues to be met by contracts that are not classified as modified endowment contracts under Section 7702A of the Internal Revenue Code of 1986 (the "Code"); premature crediting of planned premiums may jeopardize the status of a contract under Section 7702 of the Code.

B.         Payment of Death Benefits (File Nos. 33-41829, 33-41830, 33-55678,
                                     33-55472, 33-43057, and 33-43058)

                     When Merrill Lynch Life is first provided reliable notification of the insured's death by a representative of the owner or the insured (including a Merrill Lynch Financial Consultant), investment base may be transferred to the division investing in the Money Reserve Portfolio, pending payment of death benefit proceeds.